SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2014

ISC8 INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-008402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626
(Address of principal executive offices)

(714) 549-8211
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Certain Officers and Directors

On October 9, 2014, Mr. Chester White, a member of the Company’s Board of Directors, and Mr. Marcus Williams, the Company’s Corporate Secretary and Senior Vice-President of Corporate Development, resigned from all positions held within the Company.

Engagement of Broadway Advisors and Appointment of Chief Reorganizing Officer

On October 10, 2014, pending final approval of the United Stated Bankruptcy Court for the Central District of California (the “Court”), ISC8 Inc. (the “Company”) entered into a letter agreement with Broadway Advisors, LLC (“Broadway”), pursuant to which Broadway will provide interim management services to the Company during the pendency of the Company’s reorganization proceedings under Chapter 11 of the United States Bankruptcy Code (the “Broadway Agreement”). In addition, pursuant to the Broadway Agreement, the Company has appointed Mr. Alfred M. Masse, a principal of Broadway, to serve as the Company’s Chief Reorganizing Officer. Except as disclosed herein, there are no arrangements or understandings in connection with Mr. Masse’s appointment, and there are no further related party transactions between the Company and Mr. Masse that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Masse has managed debtors, creditors and bank groups in both Chapter 11 and out-of-court restructurings for the past 15 years. Mr. Masse currently serves as Co-Chief Responsible Officer and Director of Olympia Group, Inc. DIP, a privately held imported and distributor of hand-tools and lawn and garden products for the consumer and professional markets. Prior to Olympia Group, Mr. Masse served as President of 5th and Sunset, a multi-national commercial photography studio and equipment rental company and as restructuring advisor to Trend Technologies, Inc., a $700 million global manufacturer of metal and plastic enclosures for the electronics and telecommunications industry. Prior to his work with Broadway, Mr. Masse was a founding member and Managing Director of Baymark Strategies, LLC, a financial advisory and turnaround firm started by former Coopers & Lybrand restructuring partners. During his five years at Baymark, his clients ranged in size from $10 million to $750 million and included Hard Candy and the California Restaurant Association where he served as interim Chief Executive Officer. Mr. Masse holds a BA in Economics from UCLA and is an instructor in the Entrepreneurial Business Program at the University of Southern California.

Item 7.01 Regulation FD.

On October 16, 2014, the Company filed a monthly operating report for the period from September 24, 2014 to September 30, 2014 (the “Monthly Operating Report”) with the United States Bankruptcy Court for the Central District of California. The Court has had jurisdiction over the reorganization proceedings under Chapter 11 of the United States Bankruptcy Code for the Company, since September 23, 2014. A copy of the Monthly Operating Report is attached as Exhibit 99.1 to this report.

The information set forth in this Item 7.01 and the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities in that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Cautionary Statement Regarding Financial Operating Data

The Company cautions investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any of the Company’s securities. The Monthly Operating Report is limited in scope, covers a limited time period and has been prepared solely for the purpose of complying with the monthly reporting requirements of the Office of the United States Trustee. The Monthly Operating Report was not audited or reviewed by independent accountants, is in a format prescribed by applicable requirements of the Office of the United States Trustee and is subject to future adjustment and reconciliation. There can be no assurance that, from the perspective of an investor or potential investor in the Company’s securities, the Monthly Operating Report contains any information beyond that required by the Office of the United States Trustee. The Monthly Operating Report also contains information for periods that are shorter or otherwise different from those required in the Company’s reports pursuant to the Exchange Act, and such information might not be indicative of the Company’s financial condition or operating results for the period that would be reflected in the Company’s financial statements or in its reports pursuant to the Exchange Act. Results set forth in the Monthly Operating Report should not be viewed as indicative of future results.

Item 9.01 Exhibits and Financial Statements.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 INC.

Date: October 16, 2014	By:	/s/ J. Kirsten Bay
J. Kirsten Bay
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Monthly Operating Report for the month ended September 30, 2014, filed with the United States Bankruptcy Court for the Central District of California on October 16, 2014.